FINANCIAL STATEMENTS AND
INDEPENDENT AUDITOR'S REPORT

UNITED DEVELOPMENT CO., L.P.-2000

DECEMBER 31, 2007

    PAILET, MEUNIER and LeBLANC, L.L.P

UNITED DEVELOPMENT CO., L.P.-2000

PAILET, MEUNIER and LeBLANC, L.L.P
Certified Public Accountants
Management Consultants

INDEPENDENT AUDITOR'S REPORT

To the Partners
UNITED DEVELOPMENT CO., L.P.-2000

We have audited the accompanying balance sheet of UNITED DEVELOPMENT CO., L,P.-2000, as of December 31, 2007 and the related statements of operations, changes in partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the Standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The partnership has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of UNITED DEVELOPMENT CO., L.P.-2000 as of December 31, 2007 and the results of its operations, changes in partners' capital and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Pailet, Meunier and LeBlanc, L.L.P.
Metairie, Louisiana
December 3, 2008

UNITED DEVELOPMENT CO., L.P.-2000

BALANCE SHEET

DECEMBER 31, 2007

ASSETS

Assets
Cash and equivalents	$78,832
Security Deposits	3,773
Accounts receivable	10,578
Due from Related Parties	39,686
Land	195,000
Fixed Assets, net of accumulated depreciation	2,809,328
Intangible assets, net of accumulated amortization	8,523

Total assets	$3,145,720

LIABILITIES AND PARTNERS' CAPITAL

Liabilities
Accounts payable	$19,772
Security deposits payable	16,750
Due to related parties	8,426
Mortgage payable	1,019,388

Total Liabilities	1,064,336

Partners' capital	2,081,384

Total liabilities and partners' capital	$3,145,720

See accompanying notes

UNITED DEVELOPMENT CO., L.P.-2000

STATEMENT OF OPERATIONS

DECEMBER 31, 2007

Revenue
Rental revenue	$310,778
Other revenue	1,785

Total revenue	312,563

Operating expenses

General and administrative	5,094
Payroll	18,767
Utilities	1,280
Tax and insurance	34,508
Management fee	50,873
Repairs and maintenance	59,127
Marketing and advertising	77
Legal and other professional fees	373

Total operating expenses	170,099

Operating Income	142,464

Other income and (expenses)
Interest income	91,685
Depreciation and amortization	128,577
Reporting Fee	2,500

Net other income and (expenses)	222,762

Net income (loss)	$(80,298)

See accompanying notes

UNITED DEVELOPMENT CO., L.P.-2000

STATEMENT OF CHANGES IN PARTNERS' CAPITAL

DECEMBER 31, 2007

	General Partner	Limited Partners	Total Partners' Capital

Balance - January 1, 2007, As Restated	$112,278	$2,049,404	$2,161,682

Net Income (Loss)	(4)	(80,294)	(80,298)

Balance - December 31, 2007	$112,274	$1,969,110	2,081,384

See accompanying notes

UNITED DEVELOPMENT CO., L.P.-2000

STATEMENT OF CASH FLOWS

DECEMBER 31, 2007

Cash flows from operating activities:
Net Income	$(80,298)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	128,577
Prior period adjustment	51,283
(Increase) decrease in accounts receivable	(39,686)
Increase (decrease) in accounts payable	3,854
Increase (decrease) in accrued liabilities	(51,283)
Increase (decrease) in security deposits	2,700
Total adjustments	95,445
Net cash provided (used) by operating activities	15,147

Cash flows from financing activities:
Principal payments on long-term debt	(11,361)
Net cash provided (used) by financing activities	(11,361)

Net increase (decrease) in cash and equivalents	3,786
Cash and equivalents, beginning of year	75,046

Cash and equivalents, end of year	$78,832

See accompanying notes

UNITED DEVELOPMENT CO., L.P.-2000

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE A - NATURE OF OPERATIONS

United Development Co., L.P.-2000 (the "Partnership") was formed under the laws of the State of Arkansas to conduct the business of owning and operating real property located in West Memphis, Arkansas. The Partnership owns Families First, a 51-home scattered site residential rental property (the "Property") developed and operated under Federal and State of Arkansas low-income housing tax credit programs.

The Partnership is 99.98% owned by the limited partner, WNC Housing Tax Credit Fund VI, Series 7, a California limited partnership, 0.01% owned by the special limited partner, WNC Housing, L.P., and 0.005% owned by Arkansas Low-Income Housing State Tax Credit Partnership 2003-A, collectively, the "Limited Partners." Harold E. Buehler, Sr. and Jo Ellen Buehler, collectively, the "General Partner", own 0.005% of the Partnership.

Profits and losses are generally allocated 0.005% and 99.995% to the General Partner and Limited Partners, respectively, pursuant to the Second Amended and Restated Agreement of Limited Partnership dated March 12, 2004 (the "Partnership Agreement"). Under the terms of the Partnership Agreement, the Limited Partners provided or otherwise received credit for capital contributions totaling $2,151,732, which reflects an overpayment of $35,935 as a result of a tax credit adjuster pursuant to the Partnership Agreement. The General Partner provided cumulative capital contributions totaling $112,280. The total capital contributions required pursuant to the Partnership Agreement are subject to adjustment based on the amount of low-income housing tax credits allocated to the Partnership. During 2007, the Limited Partners provided no capital contributions.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF OPERATIONS

Basis of accounting
The Partnership prepares its financial statements on the accrual basis of accounting consistent with accounting principles generally accepted in the United States of America.

Prior period adjustment
During 2007, the Partnership determined that its accrued real estate taxes were overstated in 2006 by $51,283, due to unrecorded payments of property taxes to Crittenden County, Arkansas. The partners' capital balances as of January 1, 2007 have been restated from amounts previously reported to increase the opening balances of partners' capital by $51,283.

Cash and cash equivalents
Cash and cash equivalents include all cash balances and highly liquid investments with a maturity of three months or less at the acquisition date. Restricted cash is not considered cash equivalents.

Concentration of credit risk
The Partnership places its temporary cash investments with high credit quality financial institutions. At times, the account balances may exceed the institution's federally insured limits. The Partnership has not experienced any losses in such accounts.

UNITED DEVELOPMENT CO., L.P.-2000

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Revenue recognition
Rental revenue attributable to residential leases is recorded when due from residents, generally upon the first day of each month. Leases are for periods of up to one year, with rental payments due monthly. Other revenue results from fees for late payments, cleaning and damages and is recorded when earned.

Fixed assets
Fixed assets are recorded at cost. Buildings are depreciated over their estimated useful lives of 27.5 years under the straight-line method. Depreciation expense for the year ended December 31, 2007 was $125,647.

Fixed assets consist of:

Buildings	$3,543,453
Less: Accumulated Depreciation	(734,125)
Net Fixed Assets	$2,809,328

Intangible assets
Permanent loan costs of $13,576 are being amortized using the straight-line method over 30 years. Tax credit monitoring fees of $18,000 are being amortized using the straight-line method over 15 years. Amortization expense for the year ended December 31, 2007 was $2,930. As of December 31, 2007, accumulated amortization was $23,053.

Impairment of long-lived assets
The Partnership reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Recoverability is measured by a comparison of the carrying amount to the future net undiscounted cash flow expected to be generated and any estimated proceeds from the eventual disposition. If the long-lived asset is considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount exceeds the fair value as determined from an appraisal, discounted cash flows analysis, or other valuation technique. There were no impairment losses recognized during 2007.

Income Taxes
Income or loss of the Partnership is allocated 0.005% to the General Partner and 99.995% to the Limited Partners. No income tax provision has been included in the financial statements since profit or loss of the Partnership is required to be reported by the respective partners on their income tax returns.

UNITED DEVELOPMENT CO., L.P.-2000

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Economic concentrations

The Partnership operates a scattered site property in West Memphis, Arkansas. Future operations could be affected by changes in economic or other conditions in that geographical area or by changes in the demand for such housing.

NOTE C - RELATED PARTY TRANSACTIONS

Due from related parties
During 2007, the Partnership advanced an affiliate of the General Partner $39,686. The advance is non-interest bearing and is due on demand, As of December 31, 2007, the amount due was $39,686.

Management fee
Buehler Enterprises, Inc., an affiliate of the General Partner, manages the Property pursuant to a management agreement dated October 20, 2000. The management agreement provides for a management fee of 8% of monthly gross rental collections plus an annual fee of $25,000. During 2007, a management fee of $50,873 was expensed to operations. As of December 31, 2007, the management fee payable was $8,426, which is included in due to related parties on the accompanying balance sheet.

Reporting fee
Pursuant to the Partnership Agreement, the Partnership shall pay to the Limited Partners, or an affiliate thereof, a fee of $2,500 each year for its services in connection with the Partnership's accounting matters. During 2007, a reporting fee of $2,500 was expensed to operations.

NOTE D - MORTGAGE PAYABLE

The balance sheet reflects a mortgage payable from Fidelity National Bank secured by the Property. The mortgage payable has been allocated to each of the 51 homes by Fidelity National Bank and a mortgage deed has been executed for each separate building. The terms are set forth below:

Loan Amount:	$1,100,000
Maturity Date:	May 1, 2017
Interest Rate:	9.25%

As of December 31, 2007, the mortgage payable balance was $1,019,388 and accrued interest was $0. Principal and interest payments of $8,806 are due on the first day of each month until May 1, 2017 when all unpaid interest and principal will be due and payable.

UNITED DEVELOPMENT CO., L.P.-2000

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE D - MORTGAGE PAYABLE (CONTINUED)

Future minimum principal payments of the mortgage payable over each of the next five years are as follows:

Year ending December 31,
2008	$13,343
2009	14,523
2010	15,806
2011	17,204
2012	18,725
Thereafter	939,787
$1,019,388

NOTE E - LOW-INCOME HOUSING TAX CREDITS

The Partnership expects to generate an aggregate of $3,000,000 of federal low-income housing tax credits ("Federal Tax Credits"). Generally, such Federal Tax Credits become available for use by its partners pro-rata over a ten-year period that began in 2002. To qualify for the Federal Tax Credits, the Partnership must meet certain requirements, including attaining a qualified eligible basis sufficient to support the allocation and renting the Property pursuant to Internal Revenue Code Section 42 ("Section 42") which regulates the use of the Property as to occupant eligibility and unit gross rent, among other requirements. In addition, the Partnership executed a land use restriction agreement, which requires the Property to be in compliance with Section 42 for a minimum of 30 years.

The Partnership expects to generate an aggregate of $300,000 of Arkansas state low-income housing tax credits ("State Tax Credits"). Generally, such State Tax Credits become available for use by its State Tax Credit Limited Partner over a five-year period that began in 2002. To qualify for the State Tax Credits, the Partnership must meet certain requirements, including attaining a qualified eligible basis sufficient to support the allocation and renting the Property pursuant to Internal Revenue Code Section 42 ("Section 42") which regulates the use of the Property as to occupant eligibility and unit gross rent, among other requirements.

Because the Tax Credits are subject to complying with certain requirements, there can be no assurance that the aggregate amount of Tax Credits will be realized and failure to meet all such requirements may result in generating a lesser amount of Tax Credits than expected. As of December 31, 2007, the Partnership had generated $1,670,437 of Federal Tax Credits and $240,000 of cumulative State Tax Credits.

UNITED DEVELOPMENT CO., L.P.-2000

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE E LOW-INCOME HOUSING TAX CREDITS

The Partnership anticipates generating Tax Credits as follows:

Year ending December 31,	Federal	State
2008	$300,000	60,000
2009	300,000	60,000
2010	300,000	60,000
2011	300,000	60,000
2012	129,563	25,913
	$1,329,563	$265,913

NOTE F - SUBSEQUENT EVENT

On December 12, 2008, the General Partner repaid the due from related parties receivable in the amount of $39,686.